Exhibit 99.1

FOR IMMEDIATE RELEASE

Curis Reports Second Quarter 2005 Results

CAMBRIDGE, MA, August 9, 2005 - Curis, Inc. (NASDAQ:CRIS), a therapeutic drug development company, today reported its financial results for the second quarter ended June 30, 2005.

For the second quarter of 2005, we reported a net loss of $4,675,000 or ($0.10) per share as compared to a net loss of $4,301,000 or ($0.10) per share for the prior year period.

Net revenues for the second quarter of 2005 were $1,521,000 as compared to $1,120,000 for the same period of 2004, an increase of $401,000, or 36%. The increase in net revenues was due to increases in revenues recognized under our collaborations and research grant, partially offset by contra-revenues recorded under our basal cell carcinoma co-development arrangement with Genentech (NYSE: DNA). Revenues are summarized by type and collaborator in the following table:

	Three Months Ended June 30,
	2005	2004
Gross revenues:
Genentech	$1,811,000	$481,000
Wyeth	652,000	639,000
Spinal Muscular Atrophy Foundation	632,000	—

Subtotal	3,095,000	1,120,000
Contra-revenue:
Genentech co-development contra-revenue	(1,574,000)	—

Net revenues	$1,521,000	$1,120,000

Gross revenues generated under our ongoing collaborations with Genentech and Wyeth (NYSE: WYE) and our grant from the Spinal Muscular Atrophy Foundation were $3,095,000 for the second quarter of 2005 as compared to $1,120,000 for the same period in the prior year, an increase of $1,975,000, or 176%. We also recorded $1,574,000 in contra-revenues for the second quarter of 2005 related to our equal share of development costs for our basal cell carcinoma product candidate under development with Genentech.

Operating expenses for the second quarter of 2005 were $6,390,000 as compared to $5,477,000 for the second quarter of 2004, an increase of $913,000, or 17%. The primary changes in our research and development and general and administrative expenses are as follows:

Research and development: Research and development expenses were $3,687,000 for the second quarter of 2005 as compared to $2,830,000 for the same period in the prior year, an increase of $857,000, or 30%. This increase was primarily attributable to an increase in spending related to our Spinal Muscular Atrophy, or SMA, program. This increase was partially offset by modest decreases in spending on our other programs. A majority of our SMA program costs are funded under a grant from the SMA Foundation.

General and administrative: General and administrative expenses were $2,607,000 for the second quarter of 2005 as compared to $2,239,000 for the same period in the prior year, an increase of $368,000, or 16%. This increase was primarily due to the recognition of a $500,000 charge related to the loss of subtenant income, partially offset by decreases in legal, consulting and professional services.

Net revenues for the six-months ended June 30, 2005 were $988,000 as compared to $1,976,000 for the same period of 2004, a decrease of $988,000, or 50%. The decrease in net revenues was due to contra-revenues recorded under our basal cell carcinoma co-development arrangement with Genentech. These contra-revenues offset increases in gross revenues recognized under our collaborations and research grant. Revenues are summarized by type and collaborator in the following table:

	Six Months Ended June 30,
	2005	2004
Gross revenues:
Genentech	$3,062,000	$945,000
Wyeth	1,584,000	981,000
Spinal Muscular Atrophy Foundation	1,221,000	—
Other	—	50,000

Subtotal	5,867,000	1,976,000
Contra-revenue:
Genentech co-development contra-revenue	(4,879,000)	—

Net revenues	$988,000	$1,976,000

Gross revenues generated under our ongoing collaborations with Genentech and Wyeth and our grant from the SMA Foundation were $5,867,000 for the six months ended June 30, 2005 as compared to $1,976,000 for the same period in prior year, an increase of $3,891,000, or 197%. We recorded $4,879,000 in contra-revenues for the six months ended June 30, 2005 related to our equal share of development costs for our basal cell carcinoma product candidate under development with Genentech.

Operating expenses were $11,173,000 and $10,520,000 for the six-month periods ended June 30, 2005 and 2004, respectively. The $653,000, or 6%, increase in our research and development and general and administrative expenses were the result of the following:

Research and development: Research and development expenses were $6,803,000 for the six months ended June 30, 2005 as compared to $5,638,000 for the same period in the prior year, an increase of $1,165,000, or 21%. This increase was primarily attributable to an increase in spending related to our SMA program, partially offset by modest decreases in spending on our other programs.

General and administrative: General and administrative expenses were $4,305,000 for the six months ended June 30, 2005 as compared to $4,154,000 for the same period in the prior year, an increase of $151,000, or 4%. This increase was primarily due to the recognition of a $500,000 charge related to the loss of subtenant income, offset by decreases in legal, consulting, professional service and other expenses.

As of June 30, 2005, cash, cash equivalents and marketable securities, were $48,529,000. As of June 30, 2005, there were 48,062,322 shares of common stock outstanding.

Contra-Revenue Accounting

As required under accounting rules outlined in Emerging Issues Task Force No. 01-9, we recorded contra-revenue for amounts that we paid to Genentech during the three- and six-month periods ending June 30, 2005 and for amounts that we owed to Genentech as of June 30, 2005 that will be paid subsequent to the end of the quarter for the reimbursement of our equal share of costs incurred by Genentech in connection with the co-development of our basal cell carcinoma product candidate. These contra-revenues offset gross revenues recorded under our collaborations and research grant. Amounts paid by us to Genentech under the co-development arrangement will be recorded as contra-revenue up to the amount of cumulative revenue recognized by us under our two collaborations with Genentech. For any co-development costs that are in excess of this cumulative revenue total, we expect that we will first record these co-development costs against any remaining Genentech-related deferred revenue on our balance sheet and then record such costs as research and development expenses at the operating expenses section of our statement of operations.

2005 Guidance

We reiterate our 2005 financial guidance provided as part of our first quarter earnings release except that, as a result of a $500,000 charge resulting from the potential loss of future sublease income, we expect that our general and administrative expenses will be in a range of $8,000,000 to $9,000,000, instead of our previously estimated range of $7,500,000 to $9,000,000. In addition, assuming that our current collaborations and grant continue through 2005, we expect that our gross revenues from our existing collaborators will be in a range of $11,000,000 to $13,000,000, excluding any future development milestones. We expect that 2005 costs for our basal cell carcinoma product candidate will be in a range of $8,500,000 to $9,000,000 and that all of these costs will be recorded as contra-revenue. We further expect that our 2005 research and development expenses will be between $13,000,000 and $15,000,000. Lastly, assuming that we receive all contractually-defined cash payments from Genentech, Wyeth and the SMA Foundation, we expect to have capital to fund our operations through mid-2007 and to end 2005 with cash of between $36,000,000 and $39,000,000.

Second Quarter 2005 Highlights

•	In June, we announced the start of a Phase I clinical trial for our basal cell carcinoma product candidate. Basal cell carcinoma is the most common form of all human cancers with approximately 800,000 to 1,000,000 new cases reported every year in the U.S. The product candidate, a topical antagonist of the Hedgehog signaling pathway, was discovered by us and is being co-developed through a collaboration with Genentech. The Phase I clinical trial is being conducted by Genentech and is a double-blind, randomized, placebo-controlled study that will seek to enroll approximately 66 subjects with a single or multiple basal cell carcinoma. The study is being conducted at approximately ten investigational sites in the United States. The primary outcomes to be measured in this trial are the safety and tolerability of a multi-dose regimen of the topically-applied Hedgehog antagonist.

•	In April, we announced a second major collaboration with Genentech for the discovery and development of small molecule modulators of a regulatory signaling pathway that plays an important role in cell proliferation. This pathway is a key regulator of tissue formation and repair, and its abnormal activation is believed to be associated with certain cancers. Under the terms of the new agreement, Genentech has paid us an up-front license fee of $3,000,000 and has committed to pay up to an additional $6,000,000 over the next two years to support research at Curis dedicated to the collaboration.

•	Also in April, we announced that Genentech has agreed to provide up to an additional $2,000,000 for the extension of research and development funding through December 2005 on applications of Hedgehog pathway antagonists to treat solid tumors.

•	We reported on several scientific presentations that were presented by third parties that we believe further support, in preclinical settings, the potential effectiveness of our technologies, including:

•	Abnormal Hedgehog signaling involved in cancers – Independent researchers presented two studies that suggest that inhibition of the Hedgehog pathway may be an attractive therapeutic target for the treatment of liver and cervical cancers. The first of these reports, entitled “Hedgehog Signaling in Human Hepatocellular Cancer,” was presented by researchers from the University of California at San Francisco and the University of Hong Kong. Scientists from the University of Hong Kong and the Hospital for Sick Children in Toronto, Canada, authored the second report, entitled “Study of Hedgehog Signaling in Cervical Cancer.”

•	Hedgehog agonist for wound healing – Independent researchers presented data at the Annual Meeting of the Society for Investigative Dermatology that documented the beneficial effects of Hedgehog pathway stimulation for accelerated wound closure in an animal model of diabetes-impaired wound healing.

Daniel Passeri, Curis’ President and Chief Executive Officer, stated, “This past quarter we saw significant progress, particularly in our relationship with Genentech. With the start of the basal cell carcinoma Phase I clinical trial, we reached a very important achievement for our company. We are pleased by Genentech’s continued support both in signing a new collaboration and extending funding for our existing Hedgehog antagonist collaboration. We also continue to be encouraged by the peer-reviewed publications and presentations that highlight the importance of the Hedgehog pathway in multiple disease models from additional cancers to wound healing and we expect to see additional reports throughout the remainder of the year.”

We will hold a conference call today, August 9, 2005, at 10:00 A.M. EDT, to discuss our financial results and guidance for the remainder of 2005, the progress of our therapeutic product development programs, and additional corporate activities. Daniel Passeri will host the call.

To access the live conference call, please call (800) 510-9836 from the United States or Canada or (617) 614-3670 from other locations, shortly before 10:00 A.M. The conference ID number is 94874809. Replay will be available approximately two hours after the completion of the call and through 5:00 P.M. EDT, Tuesday, August 23, 2005. To access the replay, please call (888) 286-8010 from the United States or Canada or (617) 801-6888 from other locations and reference the conference ID number 80135777.

CURIS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Revenues:
Gross revenues	$3,094,642	$1,120,068	$5,866,413	$1,975,874
Contra-revenues from co-development with Genentech	(1,574,000)	—	(4,878,502)	—

Net revenues	1,520,642	1,120,068	987,911	1,975,874

Operating expenses:
Research and development	3,686,805	2,829,862	6,802,993	5,637,699
General and administrative	2,606,770	2,239,299	4,304,635	4,154,447
Stock-based compensation	77,324	388,918	27,591	690,619
Amortization of intangible assets	18,768	18,768	37,536	37,535

Total operating expenses	6,389,667	5,476,847	11,172,755	10,520,300

Net loss from operations	(4,869,025)	(4,356,779)	(10,184,844)	(8,544,426)

Other income, net	194,065	55,407	396,943	205,238

Net loss	$(4,674,960)	$(4,301,372)	$(9,787,901)	$(8,339,188)

Basic and diluted net loss per common share	$(0.10)	$(0.10)	$(0.20)	$(0.20)

Basic and diluted weighted average common shares outstanding	47,964,360	41,467,655	47,905,956	41,286,705

CURIS, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2005 (unaudited)	December 31, 2004
ASSETS

Cash, cash equivalents, marketable securities and long-term investments	$48,528,654	$52,120,643
Long-term investments - restricted	193,166	193,166
Accounts receivable	624,671	1,226,460
Property and equipment, net	4,349,866	3,416,620
Intangible assets, net	9,046,585	9,084,122
Other assets	1,220,543	1,593,802

Total assets	$63,963,485	$67,634,813

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$4,789,748	$2,721,906
Debt obligations	2,138,033	1,141,294
Convertible debt	2,508,643	5,710,007
Deferred revenue	10,976,679	8,881,253
Other long-term liabilities	647,397	271,058

Total liabilities	21,060,500	18,725,518

Total stockholders’ equity	42,902,985	48,909,295

Total liabilities and stockholders’ equity	$63,963,485	$67,634,813

About Curis, Inc.

Curis, Inc. is a therapeutic drug development company. Curis’ technology focus is on regulatory pathways that control repair and regeneration. Curis’ product development involves the use of proteins or small molecules to modulate these pathways. Curis has successfully used this technology and product development approach to produce several promising drug product candidates in the fields of cancer (under collaboration with Genentech, which also includes a co-development arrangement for a basal cell carcinoma product candidate), neurological disorders (under collaboration with Wyeth), kidney disease (licensed to Ortho Biotech Products and under development at Centocor, both subsidiaries of Johnson & Johnson), hair growth, and cardiovascular disease. For more information, please visit the Curis web site at www.curis.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning Curis’ expectations regarding the potential outcome of its business strategies, its plans with respect to its product development programs, the potential effectiveness of its technologies under development and the Company’s financial outlook for 2005, including its expected year-end and future period cash position, revenues, contra-revenues, and operating expenses. Forward-looking statements used in this press release may contain the words “believes”, “expects”, “anticipates”, “plans”, “seeks”, “estimates” or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that may cause Curis’ actual results to be materially different from those indicated by such forward-looking statements. Actual results can be affected by a number of important factors including, among other things: adverse results in Curis’ and its strategic collaborators’ and licensees’ product development programs; delays in enrolling patients for its basal cell carcinoma clinical trial, difficulties or delays in obtaining or maintaining required regulatory approvals for products being developed by Curis and its collaborators and licensees; Curis’ ability to obtain or maintain the patent and other proprietary intellectual property protection necessary for the development and commercialization of products based on its technologies; changes in or Curis’ inability to execute its business plan; the risk that Curis does not obtain the additional funding required to conduct research and development of its product candidates, fund its co-development obligations under its collaboration with Genentech and execute its business plan; unplanned cash requirements and expenditures; risks relating to Curis’ ability to enter into and maintain important strategic collaborations, including its ability to maintain its current collaboration agreements with Genentech, Wyeth and Ortho Biotech Products; the risk that competitors will discover and develop signaling pathway-based or other competing therapeutics faster and more successfully than Curis and its collaborators are able to; and other risk factors identified in Curis’ most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and subsequent reports periodically filed with the Securities and Exchange Commission. In addition, any forward-looking statements represent the Company’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise.

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Contact:

Curis, Inc.

Michael P. Gray

Chief Financial Officer

(617) 503-6632

Megan E. Burling

Director, Corporate Communications

(617) 503-6658